EXHIBIT 99.1

NEWS RELEASE
Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA

For Immediate Release	March 17, 2008
OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS
FOR THE QUARTER AND NINE MONTHS ENDED JANUARY 31, 2008
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) announced today its results for the third quarter and nine months ended January 31, 2008.
Highlights of the Third Quarter
•	Shipment of power take-off and control system from New Jersey production facility to Spain, under contract with an affiliate of Iberdrola

•	PowerBuoy®, power take-off and control system completed and will commence cycle testing at New Jersey facility, in advance of shipment to Hawaii under contract with US Navy

•	PowerBuoy installed off coast of New Jersey has to date completed 18 months of in-ocean deployment

•	Order backlog at January 31, 2008: $6.5 million (April 30, 2007: $5.2 million)

•	Revenues for the third quarter ended January 31, 2008 increased by 118% to $1.4 million, up $0.8 million from the third quarter of fiscal 2007 ($0.6 million)

•	Cash, cash equivalents and certificates of deposit of $106.1 million at January 31, 2008 (April 30, 2007: $115.9 million)

•	Herbert T. Nock appointed to the position of Vice President, Business Development and Marketing
Overview
OPT continued to make excellent progress towards the completion of major contracts in three countries.
Revenues for the quarter ended January 31, 2008 increased by 118% to $1.4 million compared to $0.6 million in the quarter ended January 31, 2007. The Company incurred a net loss of $4.0 million in the third quarter of fiscal 2008 compared to a net loss of $1.5 million in the third quarter of fiscal 2007. The third quarter basic and diluted net loss per share was $0.39 in fiscal 2008 compared to $0.30 in fiscal 2007. The weighted average number of shares used to compute basic and diluted net loss per share was 10,210,354 for the third quarter of fiscal 2008, compared to 5,176,894 for the third quarter of fiscal 2007. The fiscal 2008 number of shares reflects the issuance of 5 million shares in connection with the Company’s U.S. initial public offering completed on April 30, 2007. Contract backlog for the Company was $6.5 million as of January 31, 2008 compared to $5.2 million as of April 30, 2007.

For the nine months ended January 31, 2008, the Company reported revenues of $3.7 million compared to $1.5 million in the nine months ended January 31, 2007, an increase of 142%. OPT reported a net loss of $8.3 million, or $0.81 basic and diluted net loss per share, for the nine months ended January 31, 2008 compared to a net loss of $5.5 million, or $1.06 basic and diluted net loss per share, for the nine months ended January 31, 2007. The weighted average number of shares used to compute basic and diluted net loss per share was 10,197,521 for the nine months ended January 31, 2008, compared to 5,174,539 for the nine months ended January 31, 2007.
Commenting on the results, George W. Taylor, Chief Executive Officer of OPT, said “We are pleased that OPT continues to achieve strong revenue growth with a healthy order book as our commercialization strategy gathers momentum. Investment in our technology and selling and marketing activity has expanded as planned. We are also encouraged about the record-breaking accomplishment of our New Jersey PowerBuoy having completed eighteen months of in-ocean deployment, including the weathering of one hurricane and numerous winter storms. We remain focused on product shipments, technology development and expanding our order pipeline, and we are very confident of the progress to be made in these areas.”
Operational Review
During the third quarter ended January 31, 2008, OPT has continued to make substantial progress in a number of ongoing projects, including:
REEDSPORT, OREGON, US — In August 2007, the Company signed an agreement with PNGC Power under which the electric cooperative will provide funding of $0.5 million toward the fabrication and ocean installation of the first 150kW (PB150) PowerBuoy system at the Reedsport OPT Wave Park in Oregon. The first phase of the project aims to install an array of PowerBuoy systems generating a total of up to 2MW. OPT has been issued a preliminary permit by the Federal Energy Regulatory Commission for up to 50MW at the site, which is 2.5 miles off the coast of Reedsport. During the third quarter of fiscal 2008, significant progress has been made to inform and obtain support from local interest groups, natural resource agencies and other stakeholders.
HAWAII, US – Work has been completed on the construction of a new PowerBuoy system to be deployed at a site one mile off the coast of Oahu, in connection with the Company’s contract with the US Navy. The power take-off and control system has been fully integrated with the buoy, and will commence cycle testing prior to shipment to Hawaii.
SPAIN — Construction has been completed by a local supplier of the Company’s PB40 PowerBuoy which will be deployed off the coast of Cantabria for the Spanish utility Iberdrola. The power take-off and control system has been assembled in the Company’s New Jersey plant and has been completed and shipped to Spain, and is now undergoing extended life cycle testing prior to being integrated with the buoy.
FRANCE – Under the current phase of site identification for OPT’s contract with Total and Iberdrola to develop a wave power station off the Atlantic coast of France, the Company is in the process of securing a sub-contractor to perform wave data collection.
ORKNEY ISLANDS, UK — Design of the PB150 PowerBuoy for deployment at the European Marine Energy Centre off Orkney is now well underway and certain elements of the system are already under construction.
CORNWALL, UK — The UK government has received planning approval for the Wave Hub project and approved funding for the construction of the infrastructure to which an OPT PowerBuoy wave farm will be connected. The South West Regional Development Agency (SWRDA), which is responsible for the project, is receiving bids for the infrastructure contracts.
NEW JERSEY, US — OPT’s PB40 PowerBuoy has been deployed in the Atlantic Ocean about five miles off the coast of Tuckerton for eighteen (18) months, and the buoy has performed without incident. The

Company believes this to be a record–breaking achievement for any off-shore wave energy conversion system.
U.S. NAVY DEEP OCEAN APPLICATION — In June 2007, OPT was awarded a $1.7 million contract by the U.S. Navy to provide autonomous PowerBuoy technology for its Deep Water Acoustic Detection System (DWADS) for ocean data gathering. Construction and fitting is now underway on the buoy, as well as assembly of the power take-off and control systems. In an innovative decision, OPT and the U.S. Navy have decided to utilize the PowerBuoy that was tested in Hawaii in June 2007 for the DWADS project. This re-usability highlights the flexibility of the core PowerBuoy design, as well as its modularity.
In January 2008, OPT strengthened its management team with the appointment of Herbert T. Nock as Vice President, Business Development and Marketing. This is a new position that has been created as the Company’s commercialization of wave power is expected to continue gaining momentum in 2008. Reporting to Dr. George W. Taylor, OPT’s Chief Executive Officer, Mr. Nock will be responsible for the Company’s business development, sales and marketing activities. Prior to joining OPT, Mr. Nock’s career included five years as Senior Vice President, Marketing and Sales at Fuel Cell Energy, Inc. ( Nasdaq: FCEL) and 29 years in the Power Systems Division of General Electric Company (NYSE: GE).
Financial review
Revenues increased by $0.8 million for the quarter ended January 31, 2008, or 118%, to $1.4 million as compared to $0.6 million for the quarter ended January 31, 2007. The increase in revenues was primarily attributable to an increase in on-going work on the first phase of construction of a 1.39MW wave power station off the coast of Spain, work on the design, manufacture and installation of an OPT wave power system consisting of a PB150 (150kW) PowerBuoy device in Orkney, Scotland, and work on the contract with the U.S. Navy to provide our PowerBuoy technology to a program for data gathering in the ocean.
Cost of revenues increased by $1.3 million to $2.0 million for the quarter ended January 31, 2008, as compared to $0.7 million for the quarter ended January 31, 2007. This increase in cost of revenues reflected the higher level of activity on revenue-bearing contracts, and also included a charge of $0.4 million recorded in the quarter ended January 31, 2008 in connection with the project in Spain, due to higher expected costs at completion of the project.
Net loss for the quarter ended January 31, 2008 was $4.0 million, compared to a net loss of $1.5 million for the quarter ended January 31, 2007. This increase in net loss was attributable to the increase in gross loss, a 63% increase in product development costs primarily reflecting work to increase the power output of the Company’s utility PowerBuoy, a 79% increase in selling, general and administrative costs (S,G&A) and a $1.0 million change in foreign exchange gain (loss), net of a $0.7 million increase in interest income. The increase in S,G&A was attributable to higher marketing costs, professional fees and other costs incurred as a result of becoming a public company in the United States, and additional payroll and incentive-based costs related to the Company’s growth. The change in foreign exchange gain (loss) was primarily attributable to the change in the value of the British pound versus the U.S. dollar.
Revenues increased by $2.2 million in the nine months ended January 31, 2008, or 142%, to $3.7 million as compared to $1.5 million in the nine months ended January 31, 2007. The increase in revenues was primarily attributable to an increase in work on: the Hawaii project for the U.S. Navy, the wave power station off the coast of Spain, the PB150 (150kW) PowerBuoy device in Orkney, Scotland, and the contract with the U.S. Navy to provide our PowerBuoy technology to a program for data gathering in the ocean.
Cost of revenues increased by $2.6 million to $4.7 million in the nine months ended January 31, 2008, as compared to $2.1 million in the nine months ended January 31, 2007. This increase in cost of revenues primarily reflected the higher level of activity on revenue-bearing contracts, and also includes a charge of $0.4 million recorded in the nine months ended January 31, 2008 in connection with the project in Spain, due to higher than expected costs at completion of the project.

Net loss for the nine months ended January 31, 2008 was $8.3 million compared to a net loss of $5.5 million in the nine months ended January 31, 2007. This increase was primarily attributable to the increased gross loss, a 43% increase in product development costs, a 71% increase in S,G&A costs and a $1.1 million decrease in foreign exchange gains, net of a $2.8 million increase in interest income. The reasons for the increases in product development, S,G&A, and the decrease in foreign exchange gains are noted above in the respective third quarter periods.
The Company finished the quarter with continuing strong liquidity. At January 31, 2008, total cash, cash equivalents and certificates of deposit were $106.1 million, compared to $115.9 million at April 30, 2007. Long-term debt of $0.2 million represents amounts due to the State of New Jersey under a non-interest bearing loan which must be repaid no later than January 2012. Stockholders’ equity and common shares outstanding reflect the receipt of proceeds on April 30, 2007 from the U.S. initial public offering and listing on the Nasdaq Global Market. The Company raised a net amount of approximately $90 million through the sale of 5 million common shares.
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Additional information may be found in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission. The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
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Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies, Inc. develops and is commercializing proprietary systems that generate electricity by harnessing the renewable energy of ocean waves. The Company’s PowerBuoy® system is based on modular, ocean-going buoys, which have been ocean tested for nearly a decade. The waves move the buoy-like structure, creating mechanical energy that the Company’s proprietary technologies convert into electricity.
For further information, please contact:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Corfin Communications
Martin Sutton, Neil Thapar	Telephone: +44 20 7977 0020

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8350
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Consolidated Balance Sheets as of January 31, 2007,
April 30, 2007 and January 31, 2008

	January 31,	April 30,	January 31,
	2007	2007	2008
ASSETS	$	$	$
	(Unaudited)		(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	19,622,549	107,505,473	106,082,023
Certificates of deposit	7,034,603	8,390,146	—
Accounts receivable	494,673	865,081	249,580
Unbilled receivables	345,418	313,080	1,870,558
Other current assets	2,232,443	441,342	1,176,181

Total current assets	29,729,686	117,515,122	109,378,342

Property and equipment, net	439,431	387,923	479,121
Patents, net of accumulated amortization of $172,490, $176,840 and $196,510, respectively	526,443	597,280	659,843
Restricted cash	—	983,376	1,064,448
Other noncurrent assets	230,070	227,845	255,864

TOTAL ASSETS	30,925,630	119,711,546	111,837,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	685,897	1,708,408	1,371,483
Accrued expenses	2,724,694	4,593,413	2,869,163
Unearned revenues	66,877	—	655,323
Other current liabilities	27,496	26,106	26,106

Total current liabilities	3,504,964	6,327,927	4,922,075

LONG-TERM DEBT	233,959	231,585	188,784

DEFERRED RENT	9,472	10,825	14,884

DEFERRED CREDITS	600,000	600,000	600,000

Total liabilities	4,348,395	7,170,337	5,725,743

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 5,177,219, 10,186,254 and 10,210,354 shares, respectively	5,177	10,186	10,210
Additional paid-in capital	60,731,724	150,842,671	152,739,104
Accumulated deficit	(34,140,603)	(38,270,918)	(46,572,539)
Accumulated other comprehensive loss	(19,063)	(40,730)	(64,900)

Total stockholders’ equity	26,577,235	112,541,209	106,111,875

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	30,925,630	119,711,546	111,837,618

Consolidated Statements of Operations
For the quarter ended January 31, 2007 and 2008 (Unaudited)

	January 31,	January 31,
	2007	2008
	$	$
REVENUES	652,884	1,421,856
COST OF REVENUES	720,478	1,992,524
Gross loss	(67,594)	(570,668)
PRODUCT DEVELOPMENT COSTS	1,298,379	2,116,924
SELLING, GENERAL AND ADMINISTRATIVE COSTS	1,070,484	1,913,230
Operating expenses	2,368,863	4,030,154
Operating loss	(2,436,457)	(4,600,822)
INTEREST INCOME	343,895	1,057,850
OTHER INCOME	13,744	—
FOREIGN EXCHANGE GAIN (LOSS)	538,522	(449,989)
NET LOSS	(1,540,296)	(3,992,961)
Basic and diluted net loss per share	(0.30)	(0.39)
Weighted average shares used to compute basic and diluted net loss per share	5,176,894	10,210,354

Consolidated Statements of Operations
For the nine months ended January 31, 2007 and 2008 (Unaudited)

	January 31,	January 31,
	2007	2008
	$	$
REVENUES	1,513,631	3,663,772
COST OF REVENUES	2,103,108	4,720,712
Gross loss	(589,477)	(1,056,940)
PRODUCT DEVELOPMENT COSTS	4,100,418	5,875,371
SELLING, GENERAL AND ADMINISTRATIVE COSTS	3,083,621	5,280,992
Operating expenses	7,184,039	11,156,363
Operating loss	(7,773,516)	(12,213,303)
INTEREST INCOME	1,066,823	3,846,013
OTHER INCOME	13,744	—
FOREIGN EXCHANGE GAIN	1,184,499	65,669
NET LOSS	(5,508,450)	(8,301,621)
Basic and diluted net loss per share	(1.06)	(0.81)
Weighted average shares used to compute basic and diluted net loss per share	5,174,539	10,197,521

Consolidated Statements of Cash Flows
For the nine months ended January 31, 2007 and 2008 (Unaudited)

	January 31,	January 31,
	2007	2008
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(5,508,450)	(8,301,621)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange gain	(1,184,499)	(65,669)
Depreciation and amortization	199,845	181,105
Loss on disposal of equipment	20,344	—
Compensation expense related to stock option grants	951,828	1,608,662
Deferred rent	9,472	4,059
Changes in operating assets and liabilities:
Accounts receivable	(477,281)	622,877
Unbilled receivables	(132,737)	(1,577,010)
Other current assets	(1,896,820)	(739,304)
Accounts payable	433,568	(160,196)
Accrued expenses	983,831	(1,103,711)
Unearned revenues	50,120	655,323
Other current liabilities	(85,470)	—

Net cash used in operating activities	(6,636,249)	(8,875,485)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of certificates of deposit	(46,889,973)	(8,968,170)
Maturities of certificates of deposit	40,337,527	17,358,316
Purchase of equipment	(94,790)	(239,840)
Payments of patent costs	(163,494)	(70,752)
Investments in joint ventures and other noncurrent assets	(125,696)	(29,140)

Net cash (used in) provided by investing activities	(6,936,426)	8,050,414

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issuance costs	—	(870,116)
Proceeds from exercise of stock options	54,125	287,795

Net cash provided by (used in) financing activities	54,125	(582,321)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,183,890	(16,058)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(12,334,660)	(1,423,450)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	31,957,209	107,505,473

CASH AND CASH EQUIVALENTS, END OF PERIOD	19,622,549	106,082,023